EXHIBIT (g) (17)






                          UNITED STATES COURT OF APPEALS

                              FOR THE NINTH CIRCUIT


         HILTON HOTELS CORPORATION; et al.,      )    No. 97-15702
                                                 )
              Plaintiffs/Counter-Defendants/     )    DC# CV 97-95-PMP
              Appellants,                        )    Nevada (Las Vegas)
                                                 )
         vs.                                     )    ORDER
                                                 )
         ITT CORPORATION,                        )
                                                 )
              Defendant/Counter-Claimant/        )
              Appellee.                          )
                                                 )

         Before:  BROWING, THOMPSON and HAWKINS, Circuit Judges


                   Appellants' emergency motion to expedite this appeal

         more rapidly than required by Ninth Circuit Rule 3-3, or for an injunction pending appeal, is denied.

                   The appeal filed April 22, 1997 is a preliminary

         injunction appeal.  Accordingly, Ninth Circuit Rule 3-3

         applies.

                   Within 7 days of filing the notice of appeal, the

         parties shall make arrangements to obtain from the court

         reporter an official transcript of proceedings in the district court which will be included in the record on appeal.  See 9th

         Cir. R. 3-3.

                   The briefing schedule is set as follows:  the

         answering brief is due May 27, 1997; and the optional reply brief is due within 14 days of service of the answering brief.

                   The appeal and any motions pending at the time

         briefing is completed shall be referred to the next available motions panel for disposition.